Exhibit 99.1

GREEN BRICK PARTNERS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS
AND ANNOUNCES THE APPOINTMENT OF ITS NEW CHIEF FINANCIAL OFFICER
Fiscal Year Revenue of $246.1 million, up 21.6%; Fourth Quarter Revenue of $67.6 million, up 21.3%;
Full Year Net Income Attributable to Green Brick of $50.0 million;
Fourth Quarter Net Income Attributable to Green Brick of $31.6 million;
Full Year Basic Adjusted EPS of $0.75; Fourth Quarter Basic Adjusted EPS of $0.16

PLANO, Texas, March 30, 2015 — Green Brick Partners, Inc. (NASDAQ: GRBK) (“we,” “Green Brick” or the “Company”), today reported results for its fourth quarter and full year ended December 31, 2014. Results for periods prior to the completion of the Company’s acquisition of JBGL Builder Finance LLC and its consolidated subsidiaries and affiliated companies (collectively “Builder Finance”), and JBGL Capital Companies (“Capital”), a combined group of commonly managed limited liability companies and partnerships (collectively with Builder Finance “JBGL”) on October 27, 2014 (the “Transaction”) are JBGL’s historical results, as the Transaction is reflected as a “reverse recapitalization.”

Results for the Fourth Quarter and the Year Ended December 31, 2014:

•
Basic adjusted net income attributable to Green Brick per common share (“Adjusted EPS”) for the year ended December 31, 2014 was $0.75. Basic Adjusted EPS for the three months ended December 31, 2014 was $0.16. See “Reconciliation of Non-GAAP Financial Measures.”

•
For the year ended December 31, 2014, the Company had revenue of $246.1 million, gross profit of $62.7 million, and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $26.9 million. Revenues for 2014 increased 21.6% compared with the year ended December 31, 2013. See “Reconciliation of Non-GAAP Financial Measures.”

•
For the three months ended December 31, 2014, the Company had revenue of $67.6 million, gross profit of $15.3 million, and EBITDA of $6.9 million. Revenues for the fourth quarter increased 21.3% compared with the three months ended December 31, 2013. See “Reconciliation of Non-GAAP Financial Measures.”

•	The dollar value of backlog units as of December 31, 2014 was $78.6 million, an increase of 34.0% compared to December 31, 2013.

•
A one-time non-cash income tax benefit of $26.6 million was recorded with the change in tax status of JBGL on October 27, 2014, effecting net income for both the three months and year ended December 31, 2014.

“We are pleased with our 21.3% fourth quarter and 21.6% full year revenue growth, which were driven by higher price point of homes sold and an increase in the number of homes sold,” stated James R. Brickman, Green Brick’s Chief Executive Officer. “Our dollar value of backlog units increased 34.0%. With new communities opening this year, we expect our revenues to continue to improve significantly when we begin to close on homes in Bellmoore Park, The Village of Twin Creeks and other new neighborhoods during the second half of 2015. We expect strong home closing revenues and unit growth in 2015 to translate into a marked increase in total gross margin dollars for the year.”

Appointment of New Chief Financial Officer
Green Brick announced today the appointment of Richard A. Costello as the Chief Financial Officer of Green Brick effective as of April 2, 2015. Mr. Costello has served as the Vice President of Finance of Green Brick since January 2015. Mr. Costello will replace John Jason Corley who has been serving as Interim Chief Financial Officer.

Reconciliation of Non-GAAP Financial Measures:
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table calculates the non-GAAP measure of EBITDA and reconciles those amounts to net income attributable to Green Brick, as reported and prepared in accordance with GAAP. EBITDA means net income attributable to Green Brick before (a) interest expense attributable to Green Brick, (b) income taxes attributable to Green Brick and (c) depreciation and amortization attributable to Green Brick. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA is useful as a measure of the Company’s ability to service debt and obtain financing.

	Three Months Ended		Years Ended
($ in thousands)	December 31,		December 31,
	2014	2013	2014	2013
Net income attributable to Green Brick	$31,574	$8,848	$50,026	$32,007
Interest expense	$377	$2	$1,393	$315
Depreciation and amortization expense	$206	$94	$417	$166
Income tax (benefit) provision	$(25,214)	$(357)	$(24,912)	$248
EBITDA attributable to Green Brick	$6,943	$8,587	$26,924	$32,736

The following table calculates the non-GAAP measure of Adjusted EPS and reconciles those amounts to net income attributable to Green Brick, as reported and prepared in accordance with GAAP. Adjusted EPS means net income attributable to Green Brick for the period presented (i) less the one-time non-cash income tax benefit of $26.6 million recorded with the change in tax status of JBGL during the three months ended December 31, 2014, (ii) divided by the number of common shares outstanding at December 31, 2014. Due to the Transaction during the year ended December 31, 2014, GAAP EPS is not indicative of the Company's future EPS.

	Three Months Ended		Years Ended
(In thousands, except per share amounts):	December 31,		December 31,
	2014	2013	2014	2013
Basic net income attributable to Green Brick Partners, Inc. per share
Net income attributable to Green Brick Partners, Inc. —basic	$5,010	$8,848	$23,462	$32,007
Adjusted weighted-average number of shares outstanding —basic	31,346,084	31,346,084	31,346.084	31,346.084
Basic net income attributable to Green Brick Partners, Inc. per share	$0.16	$0.28	$0.75	$1.02
Diluted net income attributable to Green Brick Partners, Inc. per share
Net income attributable to Green Brick Partners, Inc. —diluted	$5,010	$8,848	$23,462	$32,007
Adjusted weighted-average number of shares outstanding —diluted	31,346,084	31,346,084	31,346.084	31,346.084
Diluted net income attributable to Green Brick Partners, Inc. per share	$0.16	$0.28	$0.75	$1.02

Earnings Conference Call:
We will host our earnings conference call to discuss our fourth quarter and the year ended December 31, 2014 at 12:00 p.m. Eastern Time on Tuesday, March 31, 2015. The call can be accessed by dialing 800-374-0137 for domestic participants or 904-685-8013 for international participants. Participants should reference conference ID code 15185094. A replay of the call will be available from approximately 3:00 p.m. Eastern Time on March 31, 2015 through 11:59 p.m. Eastern Time on April 7, 2015. To access the replay, the domestic dial-in number is 855-859-2056, the international dial-in number is 404-537-3406 and the conference ID code is 15185094.

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION

	Three Months Ended		Years Ended
	December 31,		December 31,
In thousands, except per share amounts	2014	2013	2014	2013
Total revenues	$67,574	$55,699	$246,102	$202,326
Total gross profit	$15,300	$15,861	$62,655	$58,197
Net income attributable to Green Brick	$31,574	$8,848	$50,026	$32,007
Basic net income attributable to Green Brick Partners, Inc. per share	$1.24	$0.79	$3.40	$2.88
Diluted net income attributable to Green Brick Partners, Inc. per share	$1.24	$0.79	$3.40	$2.88

	Three Months Ended				Years Ended
	December 31,		Increase (Decrease)		December 31,		Increase (Decrease)
New Homes Delivered and Home Sales Revenue	2014	2013	Change	%	2014	2013	Change	%
New homes delivered	164	154	10	6.5%	587	556	31	5.6%
Home sales revenue ($ in thousands)	$56,064	$42,835	$13,229	30.9%	$200,650	$168,591	$32,059	19.0%
Average sales price of home delivered	$341,854	$278,149	$63,705	22.9%	$341,823	$303,222	$38,601	12.7%

	Three Months Ended				Years Ended
	December 31,		Increase (Decrease)		December 31,		Increase (Decrease)
Land and Lots Sales Revenue	2014	2013	Change	%	2014	2013	Change	%
Land and lots sold	107	136	(29)	(21.3)%	449	372	77	20.7%
Land and lots sales revenue ($ in thousands)	$11,510	$12,865	$(1,355)	(10.5)%	$45,452	$33,735	$11,717	34.7%
Average sales price of land and lots sold	$107,570	$94,596	$12,974	13.7%	$101,229	$90,685	$10,544	11.6%

	Years Ended
	December 31,		Increase (Decrease)
New Home Orders & Backlog	2014	2013	Change	%
Net new home orders	601	644	(43)	(6.7)%
Backlog ($ in thousands)	$78,552	$58,634	$19,918	34.0%
Backlog (units)	209	182	27	14.8%
Average sales price of backlog	$375,847	$322,165	$53,682	16.7%

About Green Brick Partners, Inc.:
Green Brick Partners, Inc. invests in a wide range of real estate investments. The Company owns a controlling interest in four homebuilding companies in Dallas, Texas (CB JENI Homes of DFW LLC, Normandy Homes, Southgate Homes and Centre Living Homes LLC), as well as a leading homebuilder in Atlanta, Georgia (The Providence Group LLC). The Company develops neighborhoods for its builders and for many of the most well-known large public and private builders in the nation under its Green Brick Communities brand. Because the Company is actively involved in every step of the land entitlement, land development and home construction process with its building partners, it is uniquely experienced to optimally master plan and develop complex higher density residential communities.

Forward-Looking and Cautionary Statements
Any statements in this press release about Green Brick’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance, including statements regarding the Transaction and effects of the Transaction, that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “could,” “would,” “may,” “intend,” “plan,” “will,” “continue(s),” “expect(s),” “estimate(s),” “anticipate(s),” “potential,” “project(s),” “predict(s),” “positioned,” “strategy,” “future,” “outlook” and similar expressions, as well as statements in the future tense. These statements are based on assumptions that Green Brick has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Accordingly, all such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; interest rate increases or adverse changes in federal lending programs; any limitation on, or reduction or elimination of, tax benefits associated with owning a home; a downturn in the homebuilding industry; fluctuations and cycles in value of, and demand for, real estate investments; the seasonality of the homebuilding industry; fluctuations in the market value of land, building lots and housing inventories; an inability to sell properties in response to changing economic, financial, and investment conditions; continued volatility and uncertainty in the credit markets and broader financial markets; availability of land to acquire and our ability to acquire such land on favorable terms or at all; high cancellation rates; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in our markets; shortages of or increased prices for labor, land or raw materials used in housing construction; utility and resource shortages or rate fluctuations; the unavailability of subcontractors; the failure to recruit, retain and develop highly skilled and competent employees; risks related to participating in the homebuilding business through controlled homebuilding subsidiaries; risks related to buy-sell provisions in the operating agreements governing two builder subsidiaries; an inability to develop communities successfully or within expected timeframes; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; risks related to geographic concentration; a major health and safety incident; poor relations with the residents of our communities; information technology failures and data security breaches; product liability claims, litigation and warranty claims; future litigation, arbitration or other claims; the cost and availability of insurance and surety bonds; uninsured losses or losses in excess of insurance limits; changes in, or the failure or inability to comply with, governmental laws and regulations; the interpretation of or changes to tax, labor and environmental laws; the timing of receipt of regulatory approvals and the opening of projects; required accounting changes; the degree and nature of our competition; risks related to future growth through strategic investments, joint ventures, partnerships and/or acquisitions; the inability to obtain suitable bonding for development of housing projects; difficulty in obtaining sufficient capital; issues relating to our substantial debt; our leverage and debt service obligations; operating and business disruption following the Transaction; an inability to maintain effective internal control over financial reporting; operating Green Brick as a public company; and other risks and uncertainties inherent in our business. Additional factors that could cause actual results to differ from those anticipated are discussed in the definitive proxy statement filed by the Company with the Securities and Exchange Commission on September 18, 2014 and in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by Green Brick, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this press release, and Green Brick undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

Contact: Jason Corley
Chief Operating Officer and Interim Chief Financial Officer
(469) 573-6761